UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

KID BRANDS, INC.
 (Exact name of registrant as specified in its charter)

New Jersey	1-8681	22-1815337
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
On April 1, 2011, Kid Brands, Inc. (the “Company”) issued a press release (the “Release”) announcing, among other things, financial results for the quarter and year ended December 31, 2010. Attached hereto as Exhibit 99.1 is a copy of the Release.
The Release includes disclosure of certain financial measures for each of: (i) the three-month period ended December 31, 2010 (“Q4 2010”); (ii) the year ended December 31, 2010 ( “FY 2010”); (iii) the three-month period ended December 31, 2009 (“Q4 2009”); and (iv) the year ended December 31, 2009 (“FY 2009”), presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net income” and “Adjusted net income per diluted share” for each of Q4 2010, FY 2010, Q4 2009 and FY 2009 are non-GAAP financial measures.
In Q4 2010, the Company recorded: (i) accruals in the aggregate amount of $6.9 million related to anticipated anti-dumping duty payment requirements and associated interest expense with respect to its LaJobi subsidiary (the “Customs Accrual”); and (ii) an income tax benefit of $23.2 million resulting from a reduction of tax valuation allowances, (collectively, the “Q4 2010 Items”). In FY 2010, the Company recorded: (i) the Customs Accrual, (ii) an income tax benefit of $16.2 million resulting from a reduction of tax valuation allowances, (iii) $0.3 million in severance costs in the third quarter of 2010 associated with a former executive, and (iv) $0.7 million in charges in the third quarter of 2010 associated with the discontinuance of Sassy’s sleep positioner product line (collectively, the “FY 2010 Items”).
In Q4 2009, the Company recorded: (i) an income tax benefit of $6.1 million resulting from a reduction of tax valuation allowances; and (ii) $0.5 million in severance costs associated with a former executive (collectively, the “Q4 2009 Items”). In FY 2009, the Company recorded: (i) an aggregate $15.6 million non-cash charge in the second quarter of 2009 related to the consideration received by the Company in connection with the divestiture of its former gift business and the impairment of the Applause® trade name; (ii) an income tax benefit of $7.2 million resulting from a reduction of tax valuation allowances; and (iii) $0.9 million in aggregate severance costs in the first and fourth quarters of 2009 associated with two former executives (collectively, the “FY 2009 Items”).
Adjusted net income is defined as net income plus/minus certain items, after giving effect to an assumed tax impact of such items. Adjusted net income and Adjusted net income per diluted share for Q4 2010 and FY 2010 exclude the Q4 2010 Items and the FY 2010 Items, respectively, and Adjusted net income and Adjusted net income per diluted share for Q4 2009 and FY 2009 exclude the Q4 2009 Items and FY 2009 Items, respectively, and in each case, give effect to the related tax benefits associated therewith by applying an assumed 39% effective tax rate.
These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

However, we believe that the non-GAAP measures presented in this release are useful to investors as they enable the Company and its investors to evaluate and compare our results from operations and cash resources generated from our business in a more meaningful and consistent manner (by excluding specific items which are not reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by our chief operating decision makers to measure our performance. These non-GAAP financial measures result largely from our management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of our business. As a result, the non-GAAP financial measures presented by us in the Release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the tables attached to the Release.
The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.
Exhibit 99.1 Press Release of Kid Brands, Inc., dated April 1, 2011, announcing, among other things, financial results for the quarter and year ended December 31, 2010.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2011	KID BRANDS, INC.
	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of Kid Brands, Inc., dated April 1, 2011, announcing, among other things, financial results for the quarter and year ended December 31, 2010.